SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 26, 2016

LIFEPOINT HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51251	20-1538254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Seven Springs Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 920-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

1. Indenture and Senior Notes due 2024

On May 26, 2016, LifePoint Health, Inc. (NASDAQ: LPNT) (the “Company”) completed its private offering of $500 million aggregate principal amount of 5.375% Senior Notes due 2024 (the “Notes”) at an offering price of 100.00% of the principal amount. The terms of the Notes are governed by the Indenture, dated as of May 26, 2016 (the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The Notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The Notes:

•                  mature on May 1, 2024 and bear interest at a rate of 5.375% per annum, payable semiannually in arrears on May 1 and November 1, beginning on November 1, 2016;

•                  are jointly and severally guaranteed on a senior unsecured basis by certain of the Company’s existing and future direct and indirect domestic subsidiaries;

•                  rank, along with the related guarantees, equal in right of payment to the Company’s and the Guarantors’ current and future senior debt and senior in right of payment to the Company’s and the Guarantors’ current and future subordinated debt; and

•                  are effectively subordinated to the Company’s and the Guarantors’ current and future secured debt, to the extent of the value of the assets securing such debt, and any liabilities of the Company’s non-guarantor subsidiaries.

The Indenture contains restrictive covenants that, among other things, limit the Company’s ability and the ability of certain of its subsidiaries to, among other things, incur or guarantee additional indebtedness; pay dividends on, or redeem or repurchase, its capital stock; make investments; incur obligations that restrict the Company’s subsidiaries from making dividend or other payments to the Company; sell or encumber its assets; engage in transactions with affiliates; enter into sale/leaseback transactions; and merge, consolidate, or transfer all or substantially all of its assets.

The Indenture permits the Company to redeem some or all of the Notes at any time at specified redemption prices set forth in the Indenture. Upon the occurrence of a change of control, as defined in the Indenture, each holder of the Notes has the right to require the Company to repurchase some or all of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable.

The descriptions of the provisions of the Notes and the Indenture are summary in nature and are qualified in their entirety by reference to the full text of the Indenture, a copy of which is filed herewith as Exhibit 4.1, and incorporated in this Item 1.01 by reference.

2. Registration Rights Agreement

In connection with the issuance of the Notes, the Company and the Guarantors entered into a registration rights agreement, dated as of May 26, 2016 (the “Registration Rights Agreement”) with Goldman, Sachs & Co. as representative of the several initial purchasers (the “Initial Purchasers”) in connection with the Notes, pursuant to the Indenture (as described above).

The Company has agreed to use commercially reasonable efforts to register with the SEC exchange notes having substantially identical terms as the Notes and will use commercially reasonable efforts to have an exchange offer registration statement declared effective, and cause such exchange offer to be completed no later than 395 calendar days after the original issue date of the Notes. Under certain circumstances, the Company may be required to file a shelf registration statement with respect to the Notes.

If the Company fails to meet the conditions set forth in the Registration Rights Agreement, it has agreed to pay additional interest to the holders of the affected Notes under certain circumstances. Any references to “interest” herein shall include any additional interest due and payable pursuant to the registration rights agreement.

The foregoing summary is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1

Indenture, dated as of May 26, 2016, by and among LifePoint Health, Inc., the Guarantors (as defined therein) and Bank of New York Mellon Trust Company, N.A. as trustee (including the Form of 5.375% Senior Note due 2024).

4.2

Registration Rights Agreement, dated as of May 26, 2016, by and among LifePoint Health, Inc., the Guarantors (as defined therein) and Goldman, Sachs & Co. as representative of the several initial purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEPOINT HEALTH, INC.

	By:	/s/ Michael S. Coggin
		Name:	Michael S. Coggin
		Title:	Senior Vice President and Chief Accounting Officer

Dated: May 26, 2016

EXHIBIT INDEX

Exhibit No.	Description
4.1

Indenture, dated as of May 26, 2016, by and among LifePoint Health, Inc., the Guarantors (as defined therein) and Bank of New York Mellon Trust Company, N.A. as trustee (including the Form of 5.375% Senior Note due 2024).

4.2

Registration Rights Agreement, dated as of May 26, 2016, by and among LifePoint Health, Inc., the Guarantors (as defined therein) and Goldman, Sachs & Co. as representative of the several initial purchasers.